Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-262720

Prospectus Supplement No. 12

(To Prospectus dated May 6, 2022)

Energy Vault Holdings, Inc.

Up to 101,567,843 Shares of Common Stock

5,166,666 Warrants to Purchase

Common Stock

This prospectus supplement supplements the prospectus dated May 6, 2022, as previously supplemented (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-262720). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 18, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 5,166,666 shares of our common stock, $0.0001 par value per share (“Common Stock”) issuable upon exercise of private placement warrants issued to our Founders (as defined in the Prospectus) (the “Private Warrants”). The Prospectus and this prospectus supplement also relate to the resale from time to time, upon the expiration of lock-up agreements, by (i) the selling stockholders named in the Prospectus or their permitted transferees of up to 96,401,254 shares of our Common Stock and (ii) the selling holders of Private Warrants.

Our Common Stock is listed on the New York Stock Exchange under the symbol “NRGV.” On January 17, 2023, the closing price of our Common Stock was $3.56 per share.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 9 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or the Prospectus or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 18, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2023

Energy Vault Holdings, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-39982	85-3230987
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

4360 Park Terrace Drive, Suite 100

Westlake Village,California, 91361

(Address of principal executive offices, including zip code)

(805) 852-0000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NRGV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure.

On January 18, 2023, Energy Vault Holdings, Inc. (the “Company”) issued a press release announcing its expected revenue results for the fourth quarter and full year ended December 31, 2022.

The press release is attached hereto as Exhibit 99.1

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release of Energy Vault Holdings, Inc., dated as of January 18, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY VAULT HOLDINGS, INC.

Date: January 18, 2023	By:	/s/ Josh McMorrow
Josh McMorrow
Chief Legal Officer

Exhibit 99.1

Energy Vault Updates Fourth Quarter and Full Year 2022 Expected Revenue Results

Revises full year 2022 revenue range to $142 – $152 million from previous $75-100 million

Significant fourth quarter over-performance driven by U.S. energy storage project execution and global gravity storage territory expansions

Updated 2023 outlook to be provided concurrent with upcoming earnings results in late-February 2023

LUGANO, Switzerland & WESTLAKE VILLAGE, Calif. – January 18, 2023 – Energy Vault Holdings, Inc. (NYSE: NRGV) ("Energy Vault" or the “Company”), a leader in sustainable, grid-scale energy storage solutions, today announced updated fourth quarter and full year 2022 expected revenue results for its fiscal year ended December 31, 2022.

For the full year 2022, Energy Vault expects total revenue of $142 to $152 million, ahead of the Company’s previously communicated full year 2022 guidance of $75 to $100 million. The revised guidance implies expected fourth quarter 2022 revenue of between $96 and $106 million, compared to $29 to $54 million previously required to meet its full year 2022 forecast following the reporting of third quarter 2022 results.

Higher than forecasted results for full year 2022 were driven by project and supply chain execution ahead of schedule for previously announced battery energy storage systems (BESS) in the United States as well as territory expansions in Europe and the Middle East for the Company’s gravity energy storage systems (GESS).

Robert Piconi, Energy Vault’s Chairman and CEO commented, “The Energy Vault team closed the quarter well, demonstrating our collective enterprise focus on delivering for customers while capping off a successful first deployment year of growth and expansion.  Despite the industry and supply chain pressures, our team demonstrated laser focus on the critical path of execution, reflecting the prioritization that Energy Vault received from suppliers during the quarter due to our commercial growth and strong global relationships.  On our earnings call to be scheduled for late-February, we look forward to reviewing our full year 2022 results in greater detail and providing an update on the activity positively impacting our 2023 outlook.”

About Energy Vault

Energy Vault® develops and deploys utility-scale energy storage solutions designed to transform the world's approach to sustainable energy storage. The company's comprehensive offerings include proprietary gravity-based storage, battery storage, and green hydrogen energy storage technologies. Each storage solution is supported by the Company’s hardware technology-agnostic energy management system software and integration platform. Unique to the industry, Energy Vault’s innovative technology portfolio delivers customized short-and-long-duration energy storage solutions to help utilities, independent power producers, and large industrial energy users significantly reduce levelized energy costs while maintaining power reliability. Utilizing eco-friendly materials with the ability to integrate waste materials for beneficial reuse, Energy Vault’s EVx™ gravity-based energy storage technology is facilitating the shift to a circular economy while accelerating the global clean energy transition for its customers. Please visit www.energyvault.com for more information.

Forward-Looking Statements

This press release includes forward-looking statements that reflect the Company’s current views with respect to, among other things, the Company’s operations and financial performance. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “project,” “forecast,” “estimates,” “targets,” “projections,” “should,” “could,” “would,” “may,” “might,” “will” and other similar expressions. We base these forward-looking statements or projections on our current expectations, plans and assumptions, which we have made in light of our experience in our industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at the time. These forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These forward-looking statements are only predictions based upon our current expectations and projections about future events. These forward-looking statements involve significant risks and uncertainties  that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including changes in our strategy, expansion plans, customer opportunities, future operations, future financial position, estimated revenues and losses, projected costs, prospects and plans; the implementation, market acceptance and success of our business model and growth strategy; our ability to develop and maintain our brand and reputation; developments and projections relating to our business, our competitors, and industry; the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto; our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; expectations regarding the time during which we will be an emerging growth company under the JOBS Act; our future capital requirements and sources and uses of cash; our ability to obtain funding for our operations and future growth; our business, expansion plans and opportunities and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as such factors may be updated from time to time in its other filings with the SEC, accessible on the SEC’s website at www.sec.gov. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Any forward-looking statement made by us in this press release speaks only as of the date of this press release and is expressly qualified in its entirety by the cautionary statements included in this press release. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws. You should not place undue reliance on our forward-looking statements.

Financial Disclosure Advisory

All financial data in this press release reflects expected preliminary results and represents the most current information available to the Company’s management, as financial closing procedures for the year ended December 31, 2022 are not yet complete. These estimates are not a comprehensive statement of the Company’s financial results for the year or quarter ended December 31, 2022 and actual results may differ materially from these estimates as a result of the completion of normal year-end accounting procedures and adjustments, including the execution of the Company’s internal control over financial reporting, the completion of the preparation and review of the Company’s financial statements for the year ended December 31, 2022 and the subsequent occurrence or identification of events prior to the formal issuance of full-year financial results.

Energy Vault Contacts

Investors

energyvaultIR@icrinc.com

Media

media@energyvault.com